As filed with the Securities and Exchange Commission on August 15, 2008.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

U.S. PHYSICAL THERAPY, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	76-0364866 (I.R.S. Employer Identification No.)
1300 West Sam Houston Parkway South, Suite 300
Houston, Texas 77042
(Address of Principal Executive Offices) (Zip Code)

U.S. PHYSICAL THERAPY, INC.
1999 EMPLOYEE STOCK OPTION PLAN
(AS AMENDED AND RESTATED MAY 20, 2008)
(Full Title of the plan)

Name, Address and Telephone Number of Agent for Service:	Copy of Communications to:

Lawrance W. McAfee Executive Vice President and Chief Financial Officer U.S. Physical Therapy, Inc. 1300 West Sam Houston Parkway South, Suite 300 Houston, Texas 77042 (713) 297-7000	Christopher A. Ferazzi Porter & Hedges, L.L.P. 1000 Main Street, 36th Floor Houston, Texas 77002-6336 (713) 226-6626

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount to	Maximum Offering	Maximum Aggregate	Amount of
Title of Securities to be Registered	be Registered(1)	Price per Share(2)	Offering Price(2)	Registration Fee
Common Stock, par value $.01 per share	300,000	$19.51	$5,853,000	$230.03

(1)	Pursuant to Rule 416(a), also registered hereunder is an indeterminate number of shares of common stock issuable as a result of the anit-dilution provisions of the U.S. Physical Therapy, Inc. 1999 Employee Stock Option Plan, as amended and restated May 20, 2008 (the “Plan”).

(2)	Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on The NASDAQ Stock Market on August 12, 2008, $19.51. Pursuant to General Instruction E to Form S-8, the registration fee is calculated only with respect to additional securities registered under the Plan.

Statement Under General Instruction E — Registration of Additional Securities
     This registration statement registers an additional 300,000 shares of our common stock related to the Plan, which are the same class as other securities for which a registration statement on Form S-8, File No. 333-67678 (the “Prior Registration Statement”), has been previously filed. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are hereby incorporated by reference, except to the extent supplemented, amended or superseded by the information set forth herein.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 8. Exhibits

Exhibit
No.	Description
4.1	U.S. Physical Therapy, Inc. 1999 Employee Stock Option Plan, as amended and restated May 20, 2008 (incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2008).

*5.1	Opinion of Woodburn and Wedge with respect to the legality of the securities.

*23.1	Consent of Grant Thornton LLP

*23.2	Consent of Woodburn and Wedge (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page of this registration statement).

*	Filed herewith.
Item 9. Undertakings
(1) The undersigned Registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(2) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 15th day of August, 2008.

U.S. PHYSICAL THERAPY, INC.
By:	/s/ Christopher J. Reading
Christopher J. Reading,
President, Chief Executive Officer and Director

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher J. Reading and Lawrance W. McAfee, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christopher J. Reading Christopher J. Reading	Chief Executive Officer, President and Director (Principal Executive Officer)	August 15, 2008

/s/ Lawrance W. McAfee Lawrance W. McAfee	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	August 15, 2008

/s/ Daniel C. Arnold Daniel C. Arnold	Chairman of the Board	August 15, 2008

/s/ Mark J. Brookner Mark J. Brookner	Director	August 15, 2008

/s/ Bruce D. Broussard Bruce D. Broussard	Director	August 15, 2008

/s/ Dr. Bernard A. Harris, Jr. Dr. Bernard A. Harris, Jr.	Director	August 15, 2008

/s/ Marlin W. Johnston Marlin W. Johnston	Director	August 15, 2008

/s/ J. Livingston Kosberg J. Livingston Kosberg	Director	August 15, 2008

/s/ Jerald L. Pullins Jerald L. Pullins	Director	August 15, 2008

/s/ Regg E. Swanson Regg E. Swanson	Director	August 15, 2008

/s/ Clayton K. Trier Clayton K. Trier	Director	August 15, 2008

INDEX TO EXHIBITS

Exhibit
No.	Description
4.1	U.S. Physical Therapy, Inc. 1999 Employee Stock Option Plan, as amended and restated May 20, 2008 (incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2008).

*5.1	Opinion of Woodburn and Wedge with respect to the legality of the securities.

*23.1	Consent of Grant Thornton LLP

*23.2	Consent of Woodburn and Wedge (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page of this registration statement).

*	Filed herewith.

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